Exhibit 99.1

INTERNATIONAL PLACE
6400 POPLAR AVENUE
MEMPHIS, TN 38197

News Release

International Paper Reports Fourth-Quarter and 2008 Earnings

MEMPHIS, Tenn. – Jan. 29, 2009 – International Paper (NYSE: IP) preliminary full-year 2008 net earnings totaled $57 million ($0.13 per share) compared with $1.2 billion ($2.70 per share) in 2007. In the fourth quarter of 2008, the company reported a net loss of $452 million ($1.07 per share) compared with earnings of $327 million ($0.78 per share) in the fourth quarter of 2007. Amounts in all periods include special items, including a $438 million ($1.04 per share) goodwill impairment charge in the 2008 periods.

Diluted Earnings Per Share Summary

	Fourth Quarter 2008	Fourth Quarter 2007	Full Year 2008	Full Year 2007
Net Earnings (Loss)	$(1.07)	$0.78	$0.13	$2.70
Less – Discontinued Operations (Gain) Loss	(0.01)	0.02	0.03	0.11

Earnings (Loss) from Continuing Operations	(1.08)	0.80	0.16	2.81
Add Back – Net Special Items Expense (Income)	1.29	(0.11)	1.85	(0.59)

Earnings from Continuing Operations and Before Special Items	$0.21	$0.69	$2.01	$2.22

Full-year 2008 earnings from continuing operations and before special items were $855 million ($2.01 per share) compared with $963 million ($2.22 per share) in 2007. Earnings from continuing operations and before special items in the 2008 fourth quarter totaled $89 million ($0.21 per share), compared with $294 million ($0.69 per share) in the fourth quarter of 2007.

Quarterly net sales rose to $6.5 billion from $5.8 billion in the fourth quarter of 2007. Annual sales increased to $24.8 billion compared with $21.9 billion in 2007.

Operating profits in the fourth quarter were $132 million, down from $566 million in the fourth quarter of 2007. Full-year 2008 operating profits were $1.4 billion compared with $1.9 billion in 2007.

At year end, International Paper had $1.1 billion in cash and $2.5 billion in committed liquidity facilities, and increased its free cash flow in 2008 to about $1.7 billion, or about 160 percent over 2007 levels, by reducing capital spending, focusing on working capital management and reducing overhead spending. In 2009, the company is taking additional measures to improve its cash position including continuing to reduce capital spending, suspending 2009 merit raises for U.S. salaried employees and matching company contributions to the Salaried Savings Plan with shares of company stock rather than with cash.

“International Paper had a solid year overall despite a weak fourth quarter,” said International Paper Chairman and Chief Executive Officer John Faraci. “Free cash flow for the year was an all-time record and continued to be strong in the fourth quarter despite a severe contraction of global demand, particularly in North America. We started to take action early in 2008 and continued to focus on maintaining solid free cash flow in the current difficult environment.”

SEGMENT INFORMATION

Fourth-quarter 2008 segment operating profits and business trends compared with the prior-year are as follows:

Printing Papers had an operating loss of $40 million (including charges totaling $153 million for shutdown costs for the Louisiana Mill and Franklin #3 paper machine) compared to operating profit of $243 million in the fourth quarter of 2007 driven by significant demand declines in the global paper and pulp markets. Pricing was improved in the papers business but declined for pulp. Strong operations at European paper mills were not enough to offset weak volume, particularly in the Russian market.

Industrial Packaging operating profits increased to $111 million (including $34 million of charges for Weyerhaeuser packaging business integration and the closure of the Ace Packaging business), up from $109 million in the prior-year quarter. Despite the recent significant demand declines in the containerboard and box businesses, price realizations were improved over last year’s fourth quarter and volume was up due to the Weyerhaeuser packaging acquisition. Input costs were higher in this year’s quarter. The European box business was able to grow market share even while encountering lower volumes.

Consumer Packaging had an operating loss of $3 million (including $4 million of costs related to the reorganization of Shorewood’s Canadian operations) compared with operating profits of $15 million in the fourth quarter of 2007, as price realizations in Foodservice and Coated Paperboard did not offset input costs and weak demand.

The company’s distribution business, xpedx, reported operating profits of $26 million, lower than the $28 million posted in the fourth quarter of 2007 due to weakened paper and packaging volumes.

Forest Products operating profits totaled $38 million, down from $171 million in the prior-year quarter, as the company’s land sales slowed due to the economic downturn. The company has approximately 200,000 acres of land remaining for sale, primarily composed of smaller retail and larger transitional tracts.

Net corporate expense totaled $21 million for the 2008 fourth quarter, down from $40 million in the 2008 third quarter and $56 million in the 2007 fourth quarter, reflecting lower pension expenses.

EFFECTIVE TAX RATE

The effective tax rate from continuing operations and before special items for the fourth quarter of 2008 was 23 percent, compared with 31 percent in the fourth quarter of 2007. The 2008 full-year tax rate was 31.5 percent compared with 30 percent for the 2007 full year.

EFFECTS OF SPECIAL ITEMS

Special items in the fourth quarter of 2008 included a pre-tax charge of $244 million ($148 million after taxes) for restructuring and other charges, a $438 million charge, before and after taxes, for impairment of goodwill for the company’s U.S. and European coated paperboard businesses, and a $40 million after-tax benefit for a reduction in deferred taxes related to the restructuring of the company’s international operations. Restructuring and other charges included a $123 million pre-tax charge ($75 million after taxes) associated with the closure of the Louisiana mill, a $30 million pre-tax charge ($18 million after taxes) for the shutdown of a paper machine at the Franklin mill, a $53 million pre-tax charge ($32 million after taxes) for costs associated with the company’s 2008 overhead cost reduction initiative, an $8 million pre-tax charge ($5 million after taxes) related to the closure of the company’s Ace Packaging business, a $4 million pre-tax charge ($2 million after taxes) associated with the reorganization of Shorewood operations in Canada, and a pre-tax charge of $26 million ($16 million after taxes) for costs related to the integration of the Weyerhaeuser packaging business. Final detailed goodwill impairment testing will be completed in the 2009 first quarter and could result in an additional impairment charge of up to $1.3 billion.

Special items in the third quarter of 2008 included a pre-tax charge of $107 million ($84 million after taxes) to write down the assets of the Inverurie, Scotland, mill to its estimated fair value, a $155 million pre-tax charge ($96 million after taxes) for restructuring and other charges, a $3 million pre-tax credit ($2 million after taxes) for adjustments to estimated transaction costs accrued in connection with 2006 transformation plan forestland sales, and a $29 million income tax charge relating to estimated U.S. taxes on a gain in the company’s Ilim joint venture. Restructuring and other charges included a $35 million pre-tax charge ($22 million after taxes) for costs associated with the company’s hardboard siding and roofing legal settlements, a $53 million pre-tax charge ($33 million after taxes) to write off supply chain initiative development costs following a decision not to implement the initiative in the U.S. container business, an $8 million pre-tax charge ($5 million after taxes) associated with the reorganization of Shorewood operations in Canada, pretax charges of $39 million ($24 million after taxes) and $19 million ($12 million after taxes) relating to the write-up of inventories in connection with the Weyerhaeuser packaging acquisition and integration costs, and a $1 million pre-tax charge ($0 million after taxes) for severance costs associated with the company’s transformation plan. The net after-tax effect of these special items is a loss of $207 million, or $0.49 per share.

Special items in the fourth quarter of 2007 include a pre-tax charge of $9 million ($6 million after taxes) for charges relating to the company’s transformation plan and an Ohio tax adjustment, as well as a $13 million pre-tax gain ($9 million after taxes) for adjustments to estimated gains/losses of production facilities previously sold. Additionally, a $41 million net income tax benefit was recorded relating to the effective settlement of certain tax audit issues. The net after-tax effect of these special items is a gain of $44 million, or $0.11 per share.

EARNINGS WEBCAST

The company will hold a webcast to review earnings at 10 a.m. EST / 9 a.m. CST today. All interested parties are invited to listen to the webcast live via the company’s Internet site at http://www.internationalpaper.com by clicking on the Investors tab and going to the Presentations page. A replay of the webcast will also be available on the Web site beginning approximately two hours after the call. Parties who wish to participate in the webcast via teleconference may dial +1 (706) 679-8242 or, within the U.S. only, (877) 316-2541 and ask to be connected to the International Paper Fourth-Quarter Earnings Call. The conference ID number is 78316443. Participants should call in no later than 9:45 a.m. EST/8:45 a.m. CST. An audio-only replay will be available for four weeks following the call. To access the replay, dial +1 (706) 645-9291 or, within the U.S. only, (800) 642-1687, and when prompted for the conference ID, enter “78316443.”

International Paper (NYSE: IP) is a global paper and packaging company with manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. Its businesses include uncoated papers and industrial and consumer packaging, complemented by xpedx, the company’s North American distribution company. Headquartered in Memphis, Tenn., the company employs about 61,500 people in more than 20 countries and serves customers worldwide. 2008 net sales were approximately $25 billion. For more information about International Paper, its products and stewardship efforts, visit internationalpaper.com.

This press release contains forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ relate to: (i) the company’s ability to realize anticipated profit improvement from its transformation plan, including our ability to realize the expected benefits of our acquisition of the assets of Weyerhaeuser Company’s containerboard, packaging and recycling business in light of integration difficulties and other challenges; (ii) increases in interest rates and our ability to meet our debt service obligations; (iii) industry conditions, including but not limited to changes in the cost or availability of raw materials and energy, transportation costs, competition we face, the company’s product mix, demand and pricing for its products; (iv) global economic conditions and political changes, including but not limited to changes in currency exchange rates, credit availability, the company’s credit ratings issued by recognized credit rating organizations and pension and health care costs; (v) unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and to actual or potential litigation; and (vi) whether we experience a material disruption at one of our manufacturing facilities. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

###

Contacts:

Media: Kathleen Bark, 901-419-4333; Investors: Tom Cleves, 901-419-7566; Ann-Marie Donaldson, 901-419-4967; and Emily Nix, 901-419-4987

INTERNATIONAL PAPER COMPANY

Consolidated Statement of Operations

Preliminary and Unaudited

(In millions, except per share amounts)

	Three Months Ended December 31,				Three Months Ended September 30,		Twelve Months Ended December 31,
	2008		2007		2008		2008		2007
Net Sales	$6,546		$5,841		$6,808		$24,829		$21,890
Costs and Expenses
Cost of products sold	5,022		4,242		5,154	(j)	18,742	(j)	16,060
Selling and administrative expenses	509	(a)	500		507	(k)	1,947	(o)	1,831
Depreciation, amortization and cost of timber harvested	382		278		374		1,347		1,086
Distribution expenses	324		269		376		1,286		1,034
Taxes other than payroll and income taxes	46		38		48		182		169
Restructuring and other charges	218	(b)	9	(f)	97	(l)	370	(p)	95	(r)
Gain on sale of mineral rights	—		—		(261)		(261)		—
Forestland sales	—		—		(3)	(m)	(6)	(m)	(9)	(s)
Impairment of goodwill	438	(c)	—		—		438	(c)	—
Net (gains) losses on sales and impairments of businesses	—		(13)	(g)	107	(n)	106	(n)	(327)	(t)
Interest expense, net	186		79		144		492		297

Earnings (Loss) From Continuing Operations Before Income Taxes, Equity Earnings and Minority Interest	(579)	(a-c)	439	(f,g)	265	(j-n)	186	(c,j,m-p)	1,654	(r-t)
Income tax provision (benefit)	(112)	(d)	94	(h)	118		162	(d)	415	(h)
Equity earnings, net of taxes	(2)		—		5		49		—
Minority interest expense, net of taxes	(12)		7		3		3		24

Earnings (Loss) From Continuing Operations	(457)	(a-d)	338	(f-h)	149	(j-n)	70	(c,d,j,m-p)	1,215	(h,r-t)
Discontinued operations, net of taxes and minority interest	5	(e)	(11)	(i)	—		(13)	(q)	(47)	(u)

Net Earnings (Loss)	$(452)	(a-e)	$327	(f-i)	$149	(j-n)	$57	(c,d,j,m-q)	$1,168	(h,r-u)

Basic Earnings Per Common Share
Earnings (loss) from continuing operations	$(1.08)	(a-d)	$0.80	(f-h)	$0.35	(j-n)	$0.17	(c,d,j,m-p)	$2.83	(h,r-t)
Discontinued operations	0.01	(e)	(0.02)	(i)	—		(0.03)	(q)	(0.11)	(u)

Net earnings (loss)	$(1.07)	(a-e)	$0.78	(f-i)	$0.35	(j-n)	$0.14	(c,d,j,m-q)	$2.72	(h,r-u)

Diluted Earnings Per Common Share
Earnings (loss) from continuing operations	$(1.08)	(a-d)	$0.80	(f-h)	$0.35	(j-n)	$0.16	(c,d,j,m-p)	$2.81	(h,r-t)
Discontinued operations	0.01	(e)	(0.02)	(i)	—		(0.03)	(q)	(0.11)	(u)

Net earnings (loss)	$(1.07)	(a-e)	$0.78	(f-i)	$0.35	(j-n)	$0.13	(c,d,j,m-q)	$2.70	(h,r-u)

Average Shares of Common Stock Outstanding—Diluted	422.3		423.8		423.4		424.6		433.0

Cash Dividends Per Common Share	$0.25		$0.25		$0.25		$1.00		$1.00

The accompanying notes are an integral part of these financial statements.

(a)	Includes a pre-tax charge of $26 million ($16 million after taxes) for integration costs associated with the acquisition of Weyerhaeuser Company’s Containerboard, Packaging and Recycling Business (CBPR).

(b)	Includes a pre-tax charge of $123 million ($75 million after taxes) for shutdown costs for the Louisiana mill, a pre-tax charge of $30 million ($18 million after taxes) for the shutdown of a paper machine at the Franklin mill, a pre-tax charge of $53 million ($32 million after taxes) for severance and benefit costs associated with the Company’s 2008 overhead cost reduction initiative, a pre-tax charge of $8 million ($5 million after taxes) for closure costs associated with the Ace Packaging business, and a pre-tax charge of $4 million ($2 million after taxes) for costs associated with the reorganization of the Company’s Shorewood operations.

(c)	Includes charges of $379 million and $59 million (before and after taxes) for the impairment of goodwill in the Company’s U.S. and European coated paperboard businesses.

(d)	Includes a $40 million tax benefit for a reduction in deferred taxes related to the restructuring of the Company’s international operations.

(e)	Includes pre-tax gains of $9 million ($5 million after taxes) for adjustments to reserves associated with the sale of discontinued businesses.

(f)	Includes a pre-tax charge of $4 million ($3 million after taxes) for asset write-offs at the Pensacola mill, a pre-tax charge of $14 million ($9 million after taxes) for severance and other charges associated with the Company’s Transformation Plan, and a pre-tax gain of $9 million ($6 million after taxes) for an Ohio Commercial Activity Tax adjustment.

(g)	Includes a pre-tax gain of $7 million ($5 million after taxes) for an adjustment to the loss on the sale of box plants in the United Kingdom and Ireland, a pre-tax gain of $5 million ($3 million after taxes) for an adjustment to the loss on the sale of the Marasquel mill, and a net pre-tax gain of $1 million ($1 million after taxes) for other items.

(h)	Includes a $41 million tax benefit relating to the effective settlement of certain income tax audit issues.

(i)	Includes a pre-tax charge of $9 million ($5 million after taxes) for the beverage packaging business and a pre-tax gain of $4 million ($3 million after taxes) for the wood products business for adjustments related to the sale of those businesses, a pre-tax charge of $4 million ($3 million after taxes) for additional taxes associated with the sale of Weldwood of Canada Limited, and the quarterly operating results of the wood products business.

(j)	Includes a pre-tax charge of $39 million ($24 million after taxes) relating to the write-up of inventory to fair value in connection with the CBPR acquisition.

(k)	Includes a pre-tax charge of $19 million ($12 million after taxes) for integration costs associated with the CBPR acquisition.

(l)	Includes a pre-tax charge of $35 million ($22 million after taxes) for an adjustment to legal reserves, a pre-tax charge of $8 million ($5 million after taxes) for costs associated with the reorganization of the Company’s Shorewood operations in Canada, a pre-tax charge of $53 million ($33 million after taxes) to write off deferred supply chain initiative development costs for U.S. container operations that will not be implemented due to the CBPR acquisition, and a pre-tax charge of $1 million ($0 million after taxes) for severance costs associated with the Company’s Transformation Plan.

(m)	Reflects adjustments of estimated transaction costs accrued in connection with the 2006 Transformation Plan forestland sales.

(n)	Includes a pre-tax charge of $107 million ($84 million after taxes) to write down the assets of the Inverurie, Scotland mill to estimated fair value.

(o)	Includes a pre-tax charge of $45 million ($28 million after taxes) for integration costs associated with the CBPR acquisition.

(p)	Includes a pre-tax charge of $123 million ($75 million after taxes) for shutdown costs for the Louisiana mill, a pre-tax charge of $30 million ($18 million after taxes) for the shutdown of a paper machine at the Franklin mill, a pre-tax charge of $53 million ($32 million after taxes) for severance costs associated with the Company’s 2008 overhead cost reduction initiative, a $75 million pre-tax charge ($47 million after taxes) for adjustments to legal reserves, a pre-tax charge of $30 million ($19 million after taxes) for costs associated with the reorganization of the Company’s Shorewood operations, a pre-tax charge of $53 million ($33 million after taxes) to write off deferred supply chain initiative development costs for U.S. container operations that will not be implemented due to the CBPR acquisition, a pre-tax charge of $8 million ($5 million after taxes) for closure costs associated with the Ace Packaging business, and a pre-tax gain of $2 million ($2 million after taxes) for adjustments to previously recorded reserves and other charges associated with the Company’s Transformation Plan.

(q)	Includes a pre-tax charge of $25 million ($16 million after taxes) for the settlement of a post-closing adjustment on the sale of the beverage packaging business, pre-tax gains of $9 million ($5 million after taxes) for adjustments to reserves associated with the sale of discontinued businesses, and the operating results of certain wood products facilities.

(r)	Includes a pre-tax charge of $27 million ($17 million after taxes) of accelerated depreciation charges for the Terre Haute mill, which has been closed as part of the Company’s Transformation Plan, a pre-tax charge of $10 million ($6 million after taxes) for environmental costs associated with this closure, a pre-tax charge of $4 million ($2 million after taxes) for Brazilian restructuring charges, accelerated depreciation charges of $33 million ($21 million after taxes) for long-lived assets being removed from service, $30 million ($19 million after taxes) for severance and other charges associated with the Company’s Transformation Plan, and a pre-tax gain of $9 million ($6 million after taxes) for an Ohio Commercial Activity Tax adjustment.

(s)	Includes a pre-tax gain of $9 million ($5 million after taxes) to reduce estimated transaction costs accrued in connection with the 2006 sale of U.S. forestlands included in the Company’s Transformation Plan.

(t)	Includes a pre-tax gain of $113 million ($102 million after taxes) on the sale of the Arizona Chemical business, a pre-tax gain of $205 million ($159 million after taxes) related to the asset exchange for the Luiz Antonio mill in Brazil, a pre-tax gain of $5 million ($3 million after taxes) for an adjustment to the loss on the sale of the Marasquel mill, a $5 million pre-tax credit ($4 million after taxes) for adjustments to the loss on the sale of the coated and supercalendered papers business, and a $1 million net pre-tax loss ($1 million after taxes) for other items.

(u)	Includes a pre-tax gain of $20 million ($8 million after taxes) relating to the sale of the wood products business, a pre-tax loss of $30 million ($48 million after taxes) for adjustments to the loss on the sale of the beverage packaging business, a pre-tax gain of $6 million ($4 million after taxes) for adjustments to the loss on the sale of the kraft papers business, a net $6 million pre-tax credit ($4 million after taxes) relating to the Company’s Weldwood of Canada Limited business, and the year-to-date operating results of the beverage packaging and wood products businesses.

INTERNATIONAL PAPER COMPANY

Reconciliation of Earnings Before

Special Items to Net Earnings

(In millions except for per share amounts)

	Three Months Ended December 31,		Three Months Ended September 30,	Twelve Months Ended December 31,
	2008	2007	2008	2008	2007
Earnings Before Special Items	$89	$294	$356	$855	$963
Restructuring and other charges	(148)	(6)	(96)	(279)	(59)
Net gains (losses) on sales and impairments of businesses	—	9	(84)	(83)	267
Forestland sales	—	—	2	4	5
Impairment of goodwill	(438)		—	(438)	—
Interest income	—	—	—	—	1
Income tax adjustments	40	41	(29)	11	38

Earnings (Loss) from Continuing Operations	(457)	338	149	70	1,215
Discontinued operations	5	(11)	—	(13)	(47)

Net Earnings (Loss) as Reported	$(452)	$327	$149	$57	$1,168

Diluted Earnings per Common Share	Three Months Ended December 31,		Three Months Ended September 30, 2008	Twelve Months Ended December 31,
	2008	2007		2008	2007
Earnings Per Share Before Special Items	$0.21	$0.69	$0.84	$2.01	$2.22
Restructuring and other charges	(0.35)	(0.03)	(0.23)	(0.66)	(0.15)
Net gains (losses) on sales and impairments of businesses	—	0.02	(0.20)	(0.19)	0.62
Forestland sales	—	—	—	0.01	0.01
Impairment of goodwill	(1.04)	—	—	(1.04)	—
Income tax adjustments	0.10	0.12	(0.06)	0.03	0.11

Earnings (Loss) Per Common Share from Continuing Operations	(1.08)	0.80	0.35	0.16	2.81
Discontinued operations	0.01	(0.02)	—	(0.03)	(0.11)

Diluted Earnings (Loss) per Common Share	$(1.07)	$0.78	$0.35	$0.13	$2.70

Notes:

(1)	The Company calculates Earnings Before Special Items by excluding the after-tax effect of items considered by management to be unusual from the earnings reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information, along with net earnings, provides for a more complete analysis of the results of operations by quarter. Net earnings is the most directly comparable GAAP measure.

(2)	Diluted earnings per common share reflect the inclusion of contingently convertible securities in the computation.

(3)	Since diluted earnings per share are computed independently for each period, twelve-month per share amounts may not equal the sum of the respective quarters.

INTERNATIONAL PAPER

Sales and Earnings by Industry Segment

Preliminary and Unaudited

(In Millions)

Sales by Industry Segment

	Three Months Ended December 31,		Three Months Ended September 30,	Twelve Months Ended December 31,
	2008	2007	2008	2008	2007
Printing Papers	$1,505	$1,720	$1,800	$6,810	$6,530
Industrial Packaging	2,455	1,390	2,320	7,690	5,245
Consumer Packaging	800	780	830	3,195	3,015
Distribution	1,940	2,045	2,075	7,970	7,320
Forest Products	65	190	55	200	485
Other Businesses (6)	—	—	—	—	135
Corporate and Inter-segment Sales	(219)	(284)	(272)	(1,036)	(840)

Net Sales	$6,546	$5,841	$6,808	$24,829	$21,890

Operating Profit by Industry Segment

	Three Months Ended December 31,			Three Months Ended September 30,		Twelve Months Ended December 31,
	2008		2007 (2)	2008		2008	2007 (2)
Printing Papers	$(40	) (3)	$243	$103	(3)	$474 (3)	$839
Industrial Packaging	111	(4)	109	95	(4)	390 (4)	374
Consumer Packaging	(3	) (5)	15	(2	) (5)	17 (5)	112
Distribution	26		28	35		103	108
Forest Products	38		171	305		409	458
Other Businesses (6)	—		—	—		—	6

Operating Profit (1)	132		566	536		1,393	1,897
Interest expense, net	(186)		(79)	(144)		(492)	(297)
Minority interest/equity earnings adjustment (7)	(14)		4	(1)		(3)	19
Corporate items, net	(21)		(56)	(40)		(103)	(206)
Restructuring and other charges	(52)		(9)	(89)		(178)	(95)
Sale of forestlands	—		—	3		6	9
Impairments of goodwill	(438)		—	—		(438)	—
Net gains on sales and impairments of businesses	—		13	—		1	327

Earnings From Continuing Operations Before Income Taxes, Equity Earnings, and Minority Interest	$(579)		$439	$265		$186	$1,654

Equity Earnings in Ilim Holdings S.A., Net of Taxes (1)	$—		$—	$5		$54	$—

(1)	In addition to the operating profits shown above, International Paper recorded equity earnings, net of taxes, of $0 million for the three months ended December 31, 2008, $5 million for the three months ended September 30, 2008, and $54 million for the twelve months ended December 31, 2008, related to its equity investment in Ilim Holdings S.A., a separate reportable industry segment.

(2)	Prior-year information has been revised to reflect a change in the allocation of corporate overhead to the Company’s industry segments.

(3)	Includes charges of $123 million and $30 million for the three months ended December 31, 2008 for the shutdown of the Louisiana mill and for the shutdown of a paper machine at the Franklin mill, respectively, and $107 million for the three months ended September 30, 2008 to write down the assets of the Inverurie, Scotland mill to estimated fair value.

(4)	Includes charges of $26 million and $19 million for the three months ended December 31, 2008 and September 30, 2008, respectively, for CBPR integration costs, $8 million for the three months ended December 31, 2008 for Ace Packaging closure costs, and $39 million for the three months ended September 30, 2008 relating to the write-up of inventory to fair value in connection with the CBPR acquisition.

(5)	Includes charges of $4 million for the three months ended December 31, 2008, $8 million for the three months ended September 30, 2008, and $30 million for the twelve months ended December 31, 2008, related to the reorganization of the Company’s Shorewood operations in Canada.

(6)	Includes Arizona Chemical and certain smaller businesses.

(7)	Operating profits for industry segments include each segment’s percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax minority interest and equity earnings for these subsidiaries are included here to present consolidated earnings before income taxes, equity earnings, and minority interest.

INTERNATIONAL PAPER

Sales Volume by Product (1) (2)

Preliminary and Unaudited

International Paper Consolidated

	Three Months Ended December 31,		Three Months Ended September 30,	Twelve Months Ended December 31,
	2008	2007	2008	2008	2007
Printing Papers (In thousands of short tons)
U.S. Uncoated Papers	744	917	875	3,397	3,788
European & Russian Uncoated Papers	360	367	355	1,461	1,448
Brazilian Uncoated Papers	215	227	217	853	794
Asian Uncoated Papers	6	6	6	27	24

Uncoated Papers	1,325	1,517	1,453	5,738	6,054

Market Pulp (3)	386	382	448	1,604	1,402

Industrial Packaging (In thousands of short tons)
Corrugated Packaging (4)	1,879	895	1,641	5,298	3,578
Containerboard (4)	619	461	686	2,305	1,776
Recycling (4)	569	—	397	966	—
Saturated Kraft	40	43	45	170	167
Bleached Kraft	17	20	24	82	73
European Industrial Packaging	279	294	261	1,123	1,173
Asia Industrial Packaging	125	148	154	568	477

Industrial Packaging	3,528	1,861	3,208	10,512	7,244

Consumer Packaging (In thousands of short tons)
U.S. Coated Paperboard	389	402	403	1,591	1,602
European Coated Paperboard	76	82	81	311	320
Asia Coated Paperboard	164	125	138	550	496
Other Consumer Packaging	42	39	48	178	164

Consumer Packaging	671	648	670	2,630	2,582

(1)	Sales volumes include third party and inter-segment sales and exclude sales of equity investees.

(2)	Sales volumes for divested businesses are included through the date of sale, except for discontinued operations.

(3)	Includes internal sales to mills.

(4)	Includes CBPR volumes from date of acquisition.

INTERNATIONAL PAPER

Consolidated Balance Sheet

Preliminary and Unaudited

(In Millions)

	December 31, 2008	December 31, 2007
Assets

Current Assets
Cash and Temporary Investments	$1,144	$905
Accounts and Notes Receivable, Net	3,288	3,152
Inventories	2,495	2,071
Deferred Income Tax Assets	261	213
Other	172	394

Total Current Assets	7,360	6,735

Plants, Properties and Equipment, Net	14,202	10,141
Forestlands	594	770
Investments	1,274	1,276
Goodwill	3,366	3,650
Deferred Charges and Other Assets	1,456	1,587

Total Assets	$28,252	$24,159

Liabilities and Common Shareholders’ Equity

Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$828	$267
Accounts Payable and Accrued Liabilities	3,927	3,575

Total Current Liabilities	4,755	3,842

Long-Term Debt	11,246	6,353
Deferred Income Taxes	1,957	2,919
Pension Benefit Obligation	3,255	317
Postretirement and Postemployment Benefit Obligation	636	682
Other Liabilities	663	1,146
Minority Interest	232	228

Common Shareholders’ Equity
Invested Capital	1,508	4,297
Retained Earnings	4,000	4,375

Total Common Shareholders’ Equity	5,508	8,672

Total Liabilities and Common Shareholders’ Equity	$28,252	$24,159

INTERNATIONAL PAPER

Consolidated Statement of Cash Flows

Preliminary and Unaudited

(In Millions)

	Years Ended December 31,
	2008	2007
Operating Activities
Net earnings	$57	$1,168
Discontinued operations, net of taxes and minority interest	13	47

Earnings from continuing operations	70	1,215
Depreciation, amortization and cost of timber harvested	1,347	1,086
Deferred income tax (benefit) expense, net	(78)	232
Restructuring and other charges	370	95
Payments related to restructuring and legal reserves	(86)	(78)
Net losses (gains) on sales and impairments of businesses	106	(327)
Gains on sales of forestlands	(3)	(9)
Equity earnings, net	(48)	—
Periodic pension expense, net	123	210
Impairments of goodwill	438	—
Other, net	141	63
Changes in current assets and liabilities
Accounts and notes receivable	451	(141)
Inventories	48	(82)
Accounts payable and accrued liabilities	(317)	(212)
Interest payable	(31)	122
Other	166	(226)

Cash provided by operations - continuing operations	2,697	1,948
Cash used for operations - discontinued operations	—	(61)

Cash Provided by Operations	2,697	1,887

Investment Activities
Invested in capital projects	(1,002)	(1,292)
Acquisitions, net of cash received	(6,086)	(239)
Proceeds from divestitures	14	1,675
Equity investment in Ilim	(21)	(578)
Other	(130)	—

Cash (used for) provided by investment activities - continuing operations	(7,225)	(434)
Cash used for investment activities - discontinued operations	—	(12)

Cash (Used for) Provided by Investment Activities	(7,225)	(446)

Financing Activities
Issuance of common stock	1	128
Repurchases of common stock and payments of restricted stock tax withholding	(47)	(1,224)
Issuance of debt	6,024	78
Reduction of debt	(696)	(875)
Change in book overdrafts	(36)	77
Dividends paid	(428)	(436)
Other	41	—

Cash Provided by (Used for) Financing Activities	4,859	(2,252)

Effect of Exchange Rate Changes on Cash	(92)	92

Change in Cash and Temporary Investments	239	(719)

Cash and Temporary Investments
Beginning of the period	905	1,624

End of the period	$1,144	$905